EXHIBIT 99.1



Immediate Release
        News Wire
________________________________________________________________________________

November 28, 2003

Helix BioMedix Announces Management Transition

Bothell, Washington - November 28, 2003/PR Newswire/Helix BioMedix, Inc. Helix BioMedix (HXBM.OB) today announced that for personal reasons, Kerry Palmer has resigned as its Chief Financial Officer. In connection with this position change, the Company expects to add a new accounting officer by year-end. R. Stephen Beatty, President and Chief Executive Officer of the Company, stated, "over the past two years Kerry Palmer has made significant contributions to our Company."


About Helix BioMedix:
Helix BioMedix, Inc. is an early-stage biotechnology company whose mission is to become the industry leader in developing and commercializing bioactive peptides (small proteins). The antimicrobial and wound healing properties of these peptides qualify them for inclusion in a wide range of both pharmaceutical and consumer products. The Company is currently focused on the development of selected peptides as pharmaceutical agents for use in treating cystic fibrosis, sexually-transmitted diseases, and in wound healing. Non-pharmaceutical applications being pursued by Helix BioMedix include adjuvants for cosmetics/cosmeceuticals and wide-spectrum biocides. More information about the Company and its proprietary peptides can be found on the Company's website at www.helixbiomedix.com.


For more information, please contact: R. Stephen Beatty President and CEO
(425)-402-8400 sbeatty@helixbiomedix.com


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